Exhibit 99.2

CONTACTS:

Investor Relations: Carole Curtin carole.curtin@twtelecom.com 303-566-1000	Media Relations: Patrick Mulcahy patrick.mulcahy@twtelecom.com 303-566-1470

Time Warner Telecom Announces Closing of Secondary Common Stock Offering

By Principal Stockholders

Underwriters Exercise Over-allotment Option in Full

LITTLETON, Colo.—March 29, 2006 – Time Warner Telecom Inc. (NASDAQ: TWTC), a leading provider of managed voice and data networking solutions for business customers, today announced that it has closed its previously announced underwritten public offering of 22,310,000 shares of its Class A common stock, including 2,910,000 shares sold pursuant to the underwriters exercise in full of their over-allotment option, to be sold by affiliates of Time Warner Inc. (NYSE: TWX) and by Advance Telecom Holdings Corp. and Samuel I. Newhouse Foundation Inc. The Class A common stock was sold to the public by the selling stockholders at a price of $14.62 per share. The Company did not receive any cash proceeds from the offering.

About Time Warner Telecom

Time Warner Telecom Inc., headquartered in Littleton, Colo., provides managed network services, specializing in Ethernet and transport data networking, Internet access, local and long distance voice, VoIP and security, to enterprise organizations and communications services companies throughout the U.S. As a leading provider of integrated and converged network solutions, Time Warner Telecom delivers customers overall economic value, quality, service, and improved business productivity. Please visit www.twtelecom.com for more information.